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                                                                      Exhibit 11

                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss


                                                       Nine months ended
                                                       -----------------
                                                         September 30,

                                                     2003             2002
                                                     ----             ----
 Computation of Loss Per Share:

 Weighted average number of common shares
    outstanding                                    18,716,134        18,716,134

 Loss applicable to common stock:(1)

  From continuing operations                      $(6,357,000)      $(6,481,000)
                                                  ============      ============
  From discontinued operations                    $     11,000      $          -
                                                  ============      ============
  Net loss                                        $(6,346,000)      $(6,481,000)
                                                  ============      ============

 Basic and diluted loss per common share:

  From continuing operations                          $ (0.34)          $ (0.35)
  From discontinues operations                        $ (0.00)          $ (0.00)
  Net loss                                            $ (0.34)          $ (0.35)
                                                      ========          ========

--------
(1) Losses applicable to Common Stock include unpaid preferred stock dividends for the nine months ended September 30, 2003 and 2002 in the amount of $6,475,000.